Exhibit 5.1

          Opinion of Callister Nebeker & McCullough Regarding Legality




                                November 9, 2000



Zions Bancorporation
One South Main, Suite 1380
Salt Lake City, UT 84111


          Re: County Bank Incentive Stock Option Plan and County Bank Nonqualified Stock Option

Ladies and Gentlemen:

     We have acted as counsel to Zions Bancorporation, a Utah corporation (the "Company"), in connection with its registration with the Securities and Exchange Commission on Form S-8 of 132,097 shares of its common stock without par value (the "Shares") issuable to eligible persons pursuant to the County Bank Incentive Stock Option and County Bank Nonqualified Stock Option Plan (the "Plans").

     In connection with that registration, we have reviewed the proceedings of the Board of Directors of the Company relating to the registration and proposed issuance of the Shares, the Articles of Incorporation of the Company and all amendments thereto, the Bylaws of the Company and all amendments thereto, and such other documents and matters as we have deemed necessary to the rendering of the following opinion.

     Based upon and in reliance on the foregoing, it is our opinion that the Shares, when issued in compliance with the terms and conditions of the Plans, shall be duly and validly issued and fully paid and nonassessable; and the shareholders of Zions Bancorporation have no pre-emptive rights to acquire additional shares in respect of the Shares.

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with the registration statement referred to above.


                                              Very truly yours,

                                              CALLISTER NEBEKER & McCULLOUGH
                                              A Professional Corporation


                                              /s/ Laurie S. Hart
                                              Laurie S. Hart